Exhibit 99.1


                 Technical Communications Corporation
          Reports Results for Second Quarter of Fiscal 2003

    CONCORD, Mass.--(BUSINESS WIRE)--May 6, 2003--Technical Communications Corporation (NASDAQ OTC BB: tcco.ob) today reported revenue of $1,015,000 and net income of $84,000 or $0.06 per share for its second fiscal quarter as compared to revenue of $714,000 and a net loss of $(459,000) or $(0.35) per share for the second quarter of fiscal 2002. For the six months ended March 29, 2003 the Company reported net income $147,000 or $0.11 per share on revenue of $2,150,000 as compared to a net loss of $(435,000) or $(0.33) per share on revenue of $2,033,000 for the same period in fiscal 2002.
    Commenting on the results, TCC President and CEO, Carl Guild, said, "We are encouraged by the continuing profitability of the Company through these difficult times. By reducing operating expenses and maintaining consistent revenue levels over the past three quarters we have been able to achieve this profitability. Although we are optimistic about our future, we remain cautious due to the lagging U.S. and world economy and the long term nature of our contracts."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's proven security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.
    Matters discussed in this news release, including any discussion of or impact, expressed or implied, on our anticipated operating results, financial condition and future earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements, identified by the use of such terms as "anticipates", "believes", "expects", "may", "plans" and "estimates", among others, involve known and unknown risks. The Company's operating results may differ significantly from the results experienced or implied by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Form 10-KSB for the fiscal year ended September 28, 2002, the Form 10-QSB for the quarter ended December 28, 2002 and this Form 10-QSB for the quarter ended March 29, 2003.


Technical Communications Corporation
Condensed consolidated income statements

                                             Quarter ended

                                   3/29/03                    3/30/02
Net sales                       $  1,015,000            $      714,000
Gross profit                         694,000                   458,000
S, G & A expense                     397,000                   510,000
Product development costs            215,000                   409,000
Operating income (loss)               82,000                 (461,000)
Net income (loss)             $       84,000             $   (459,000)
Net income (loss) per share:
          Basic and diluted          $  0.06                 $  (0.35)

                                           Six Months ended

                                   3/29/03                    3/30/02
Net sales                       $  2,150,000             $   2,033,000
Gross profit                       1,453,000                 1,275,000
S, G & A expense                     836,000                 1,007,000
Product development costs            476,000                   719,000
Operating income (loss)              141,000                 (451,000)
Net income (loss)              $     147,000             $   (435,000)
Net income (loss) per share:
          Basic and diluted          $  0.11                 $  (0.33)


Condensed consolidated balance sheets
                                        3/29/03               9/28/02

Cash                                $    387,000         $     438,000
Accounts receivable, net                 747,000               272,000
Inventory                              1,216,000             1,371,000
Other current assets                      87,000               155,000
        Total current assets           2,437,000             2,236,000
Property and equipment, net              124,000               184,000
                                     $ 2,561,000          $  2,420,000

Accounts payable                    $    120,000         $     189,000
Accrued expenses and
  other current liabilities              567,000               505,000
        Total current liabilities        687,000               694,000
Total stockholders' equity             1,874,000             1,726,000
                                    $  2,561,000          $  2,420,000



    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978/287 5100
             www.tccsecure.com